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                                                                    EXHIBIT 10.6


                 VARIABLE INCENTIVE COMPENSATION PLAN (VICP)
                               REFLECTONE, INC.


1.0  Policy Statement

     1.1 It is the policy of the Company to encourage outstanding performance from senior executive management and to provide a consistent means to reward accomplishment against defined objectives.

2.0  Objectives - This plan is designed to:

     2.1 Provide a direct incentive to executive management to improve Company performance, thus tieing management to Company goals, values and shareholder interests.

     2.2 Reward and compensate executives for outstanding individual performance.

     2.3 Compensate executives in a manner to maintain Reflectone's competitive position in the market place.


3.0  Variable Incentive Compensation Plan (VICP)

     3.1    Eligibility

            3.1.1 Employees eligible for award under the Plan shall be approved by the Compensation Committee of the Board of Directors on an annual basis.

            3.1.2 Each eligible individual must be a full time employee before September 1 of the fiscal year for which the award is being made.

            3.1.3 To receive a 100% award the eligible individual must be a full time employee before January 1 of the fiscal year for which the award is being made.


                   3.1.3a Those individuals who become full time employees between January 1 and September 1 of the fiscal year will receive a pro-rated award based on the ratio of months worked divided by 12.

                   3.1.3b To receive a full month an individual must be employed before the 15th of the month.


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       3.1.4  Individuals who are reclassified to and/or from an eligible position will qualify for a pro-rated award provided they are eligible on September 1 of the current plan year.

       3.1.5 Qualified participants must be full time employees through the date awards are paid.


3.2    Award Criteria and Value

       3.2.1 There are two criteria to be used in determining the amount of the award.

              3.2.1.a Company performance criteria will be established annually by the Board of Directors based upon recommendations of the Compensation Committee, and the Company performance factor will be determined at year end considering such criteria.

              3.2.1.b Employee performance appraisals will be against goals and milestones established in writing between each eligible employee and his direct report superior and approved by the CEO.

3.3    Cash Award Determination

       3.3.1 Those employees and/or positions eligible for this program, as well as the amount of the VICP award will be briefed to and approved by the Compensation Committee of the Board of Directors at the first Board meeting following fiscal year end.

       3.3.2 The VICP award will be paid in February against prior year-end results.

       3.3.3 Base salary will be salary of record on 31 December of the award year.

       3.3.4 No VICP award will be paid unless the Board of Directors determines that at least the minimum Company performance criteria, as a whole, have been met.